UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
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SCHEDULE 14A
(RULE 14A-101)
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BIOSCRIP, INC.

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Filed by BioScrip, Inc. Pursuant to Rule 14a-12
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Contact:
Stanley G. Rosenbaum
Executive Vice President and Chief Financial Officer
Tel: 952-979-3768
srosenbaum@bioscrip.com
Lisa M. Wilson
Investor Relations
In-Site Communications
Tel: (212) 759-3929
lwilson@insitecony.com
BIOSCRIP, INC. TO ACQUIRE CRITICAL HOMECARE SOLUTIONS
-Platform Expands Geographic Footprint; Creates Leading Independent, Specialty Pharmacy and Home
Infusion Provider
ELMSFORD, N.Y. —January 25, 2010—BioScrip, Inc. (Nasdaq: BIOS) today announced it has signed a definitive agreement to acquire Critical Homecare Solutions (“CHS”), a leading provider of home infusion and home health agency services to patients suffering from chronic and acute medical conditions. Under the terms of the transaction, BioScrip will pay an aggregate of $343.2 million through a combination of cash and stock. In addition, the Company will also issue 3.40 million warrants with a $10.00 exercise price and five-year term to CHS shareholders. The combination of BioScrip and CHS will create an industry leading provider consisting of specialty pharmacy, home infusion and home health care services from 110 locations nationwide.

“The acquisition of CHS is a transformative event for BioScrip and is consistent with our growth strategy to expand our geographic reach, increase gross profit, operating income and EBITDAO margins, and to become the clinical leader in infusion, oral and injectable specialty pharmacy services and care management programs,” said Richard H. Friedman, Chairman and Chief Executive Officer of BioScrip. “As a result of the transaction, BioScrip will become one of the largest home infusion providers in the United States with a stronger and broader clinical services infrastructure. The CHS acquisition will add 35 specialty infusion pharmacies, including 16 Ambulatory Treatment Centers (ATC) across 22 states, and 33 nursing locations to BioScrip’s existing platform. With CHS, we will be positioned to offer a comprehensive national integrated solution for pharmacy and clinical management services, capable of handling all delivery technologies for our key constituencies — patients, payers, physicians and pharmaceutical manufacturers.”
CHS generated approximately $252.0 million of revenue and approximately $39.0 million of adjusted EBITDA, or 15% of revenue, for the trailing twelve month period ending September 30, 2009. On a pro forma basis, the combined company generated approximately $1.6 billion in revenue and $73.4 million of adjusted EBITDAO for the trailing twelve month period ending September 30, 2009.
Key Benefits of the Transaction Include:
•	Ability to cross-sell all services on a national basis, enabling accelerated pull-through opportunities;

•	Expanded national footprint with strong regional and local management leadership;

•	Focus on traditional higher margin therapies, resulting in overall increased margins;

•	Broadened clinical expertise;

•	Comprehensive nursing component to better manage the chronically ill;

•	Access to 450 additional payor relationships;

•	Annual cost savings of $5.0 to $7.0 million, including enhanced volume purchase discounts.
Transaction Details
Under the terms of the agreement, BioScrip will acquire CHS for a total of $343.2 million in cash and stock. The consideration will include cash of $242.0 million (including approximately $132.0 million to repay CHS debt) and the issuance of $101.2 million of common stock, or approximately 12.94 million shares (based on BioScrip’s closing stock price of $7.82 on Friday, January 22, 2010). BioScrip will also issue 3.40 million warrants with a $10.00 exercise price and five-year term to CHS shareholders.
Jefferies Finance LLC has provided a $375 million financing commitment, including a $50 million revolving credit facility, which is expected to be substantially unfunded at close of the transaction. The transaction is expected to be financed through a combination of bank financing and the issuance of senior notes.
Kohlberg & Company, L.L.C., a leading U.S. private equity firm, and controlling shareholder of CHS will hold approximately 24% of BioScrip’s common stock on a fully diluted basis and will be entitled to nominate two directors to join the Company’s Board upon closing of the transaction. Gordon Woodward, a partner with Kohlberg & Co., stated, “CHS’s market leadership in home infusion, combined with the complementary expertise and capabilities of BioScrip, creates significant opportunities for accelerated growth as a merged entity for years to come.”
The acquisition requires the approval of BioScrip’s stockholders and is subject to regulatory approvals and other closing conditions, including the expiration of the waiting period under the Hart-Scott-Rodino. The transaction is expected to close by March 31, 2010.
Jefferies & Company, Inc. is acting as BioScrip’s exclusive financial advisor for this transaction.
Financial Guidance
Assuming a closing date of March 31, BioScrip’s 2010 financial results would include 9 months of CHS’ operations. The combined company is expected to generate revenues in 2010 of approximately $1.67 to $1.73 billion, gross profit of $267.0 to $277.0 million, or approximately 16% percent of sales, and adjusted EBITDAO of $67.0 to $71.0 million. The increased volume, access to high margin therapies and operating synergies available to the combined companies are expected to provide significant increases in revenue, an estimated 600 basis point improvement in gross margins and an estimated 200 basis point improvements in EBITDAO.
The transaction is expected to be modestly accretive to earnings per share on a cash basis and slightly dilutive on a GAAP basis in 2010. Cash and GAAP earnings per share accretion is expected in 2011 and beyond.
Conference Call
BioScrip will host a conference call at 8:30 AM ET on Monday, January 25, 2010 to discuss its proposed acquisition of CHS. Interested parties may participate in the conference call by dialing 800-952-1438 (US), or 212-231-2905 (International), 5-10 minutes prior to the start of the call. A replay of the conference call will be available shortly after the filing of the transcript of this call with the US Securities and Exchange Commission under Rule 14a-12 of the Securities Exchange Act of 1934, as amended. Interested parties can access the replay by dialing 800-633-8284 (US), or 402-977-9140 (International) and entering access code 21456871. An audio web cast and archive of the conference call will also be available under the investor relations section of the BioScrip website at www.bioscrip.com.
About BioScrip, Inc.
BioScrip, Inc. (www.bioscrip.com) (Nasdaq: BIOS) is a specialty pharmaceutical healthcare organization that partners with patients, physicians, healthcare payers and pharmaceutical manufacturers to provide access to medications and management solutions to optimize outcomes for chronic and other complex health care conditions.
Forward Looking Statements-Safe Harbor
This press release includes forward-looking statements regarding the proposed acquisition and related transactions that are not historical or current facts and deal with potential future circumstances and developments, in particular information regarding growth opportunities, expected synergies from the acquisition, and whether and when the transactions contemplated by the merger agreement will be consummated. Forward-looking statements are qualified by the inherent risk and uncertainties surrounding future expectations generally and may materially differ from actual future experience. Risks and uncertainties that could affect forward-looking statements include: the failure to realize synergies as a result of operational efficiencies, purchasing volume discounts, cross-selling of services, streamlined distribution and general and administrative reductions in the timeframe expected or at all; unexpected costs or liabilities; the result of the review of the proposed transaction by certain regulatory agencies, and any conditions imposed in connection with the consummation of the transaction; approval of issuance of BioScrip’s stock in connection with the transaction by the stockholders of BioScrip and satisfaction of various other conditions to the closing of the transaction contemplated by the merger agreement; and the risks that are described from time to time in BioScrip’s reports filed with the Securities and Exchange Commission (the “SEC”), including BioScrip’s annual report on Form 10-K for the year ended December 31, 2008 and quarterly report on Form 10-Q for the quarter ended September 30, 2009, as amended. This press release speaks only as of its date, and BioScrip disclaims any duty to update the information herein.
Additional Information and Where to find it
BioScrip, Inc. intends to file with the Securities and Exchange Commission (the “SEC”) a proxy statement regarding the issuance of stock in connection with the proposed transaction. The proxy statement will be mailed to the stockholders of BioScrip. INVESTORS AND STOCKHOLDERS ARE ADVISED TO READ THE PROXY STATEMENT AND OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT BIOSCRIP AND THE PROPOSED TRANSACTION. Investors and stockholders may obtain free copies of these documents (when they are available) and other documents filed with the SEC at the SEC’s web site at www.sec.gov. In addition, the documents filed by BioScrip with the SEC may be obtained free of charge by contacting BioScrip, Inc., Corporate Secretary, 100 Clearbrook Road, Elmsford, NY 10523 or contacting BioScrip, Inc. Corporate Secretary at 914-460-1600.

Participants in the Solicitation
BioScrip and its officers and directors may be deemed to be participants in the solicitation of proxies from BioScrip’s stockholders with respect to the issuance of stock in connection with the proposed transaction. Information about BioScrip’s executive officers and directors and their ownership of BioScrip’s stock is set forth in the proxy statement for BioScrip’s 2009 Annual Meeting of Stockholders, which was filed with the SEC on March 27, 2009. Investors and stockholders may obtain more detailed information regarding the direct and indirect interests of BioScrip and its respective executive officers and directors in the proposed transaction by reading the preliminary and definitive proxy statements regarding the issuance of stock in connection with the proposed transaction, which will be filed with the SEC.
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